Exhibit 23.4

Consent of Chaffe & Associates, Inc.

April 29, 2014

Board of Directors
The First Bancshares, Inc.
6480 U.S. Highway 98 West
Hattiesburg, MS  39402

Members of the Board:

We hereby consent to the use in the Registration Statement No. 333-195343 of The First Bancshares, Inc. on the Pre-effective Amendment No. 1 to Registration Statement on Form S-4 and in the Proxy Statement/Prospectus of BCB Holding Company, Inc., which is part of the Registration Statement, of our opinion dated February 20, 2014 appearing as Annex C to such Proxy Statement/Prospectus and to the description of such opinion and to the references to our name contained therein under the following major headings and any sub-headings contained within the listed major headings: (i) “Summary;” and (ii) “The Merger.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Regards,

/s/ Chaffe & Associates, Inc.

Chaffe & Associates, Inc.